Exhibit 99.1

Zumiez Inc. Reports February 2009 Sales Results

Net Sales Increased 0.2% to $23.1 Million

February 2009 Comparable Store Sales Decreased 13.4%

EVERETT, Wash.--(BUSINESS WIRE)--March 4, 2009--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced the company's comparable store sales decreased 13.4% for the four-week period ended February 28, 2009, versus a comparable store sales decrease of 2.6% in the year ago period ended March 1, 2008. Total net sales for the four-week period ended February 28, 2009 increased 0.2% to approximately $23.1 million, compared to approximately $23.1 million for the four-week period ended March 1, 2008.

To hear the Zumiez prerecorded February sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of January 31, 2009 we operate 345 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
Chad Jacobs or Brendon Frey, 203-682-8200